As filed with the Securities and Exchange Commission on November 6, 2002.
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

AMERICANWEST BANCORPORATION
(Exact name of registrant as specified in its charter)

Washington	91-1259511
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9506 North Newport Highway
Spokane, Washington 99218-1200
(Address of registrant’s principal executive offices)

Latah Bancorporation, Inc. 1999 Employee Incentive Stock Option Plan
Latah Bancorporation, Inc. Non-Qualified Stock Option Plan
(Full titles of the plans)

Wesley E. Colley
President and Chief Executive Officer
AmericanWest Bancorporation
9506 North Newport Highway
Spokane, Washington 99218-1200
(509) 467-6949
(Name, address and telephone number of agent for service)

With copies to:

Thomas A. Sterken
Keller Rohrback L.L.P.
1201 Third Avenue, Suite 3200
Seattle, Washington 98101-3052
(206) 623-1900
(Name, address and telephone number)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value Common Stock, no par value	248,629(2) 6,705(3)	$2.50 $6.10	$621,573 $40,901	$57.18 $3.76

(1)
Estimated only for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average exercise prices of the options outstanding under the Plans.

(2)
Shares of registrant’s common stock issuable upon exercise of options outstanding under the Latah Bancorporation, Inc. 1999 Employee Incentive Stock Option Plan, together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance under the plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding common stock, as provided in Rule 416(a) under the Securities Act.

(3)
Shares of registrant’s common stock issuable upon exercise of options outstanding under the Latah Bancorporation, Inc. Non-Qualified Stock Option Plan, together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance under the plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding common stock, as provided in Rule 416(a) under the Securities Act.

This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act of 1933, as amended, and 17 C.F.R. Section 230.462.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants in the Latah Bancorporation, Inc. 1999 Employee Incentive Stock Option Plan and the Latah Bancorporation, Inc. Non-Qualified Stock Option Plan as specified by Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such document(s) are not being filed with the Securities and Exchange Commission (“Commission”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. AmericanWest Bancorporation (“AmericanWest”) shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, AmericanWest shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of documents by reference

The following documents are incorporated by reference into this registration statement:

(a)	AmericanWest’s annual report on Form 10-K for the fiscal year ended December 31, 2001;

(b)	AmericanWest’s quarterly reports on Form 10-Q for the quarters ended June 30, 2002 and March 31, 2002;

(c)	AmericanWest’s current reports on Form 8-K filed on August 1, 2002 and April 1, 2002; and

(d)
The description of AmericanWest’s common stock, no par value, as set forth in its registration statement on Form S-4 filed on May 8, 2002 (Commission File No. 333-87838), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by AmericanWest Bancorporation (“AmericanWest”) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of directors and officers

Sections 23B.08.500 through 23B.08.600 RCW of the Washington Business Corporation Act (“WBCA”) contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his or her defense of a proceeding to which he or she is a party because of his or her status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he or she is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct, provided when a director is liable to the corporation, the corporation may not indemnify him or her. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advance of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

Pursuant to AmericanWest’s bylaws, AmericanWest will, to the fullest extent permitted by the WBCA, reimburse and indemnify the directors and officers of AmericanWest, its subsidiaries and affiliates for expenses, judgments, fines and amounts paid in settlement incurred by such person in connection with any legal action, suit or proceeding by reason of the fact that such person is or was a director or officer, except (a) with respect to any matter as to which he or she shall be finally adjudged to be liable for negligence or bad faith in the performance of his or her duties as such director or officer, or (b) in the case of a criminal proceeding that he had not acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation and had no reasonable cause to believe that his or her conduct was unlawful. Executives and managers of the corporation are entitled to similar reimbursement and indemnification.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

The following documents are filed as part of this registration statement or incorporated by reference herein:

Exhibit Number	Description

5.1	Opinion of Keller Rohrback L.L.P., regarding legality of the common stock being registered.

23.1	Consent of Moss Adams LLP.

23.2	Consent of Keller Rohrback L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).

99.1	Latah Bancorporation, Inc. 1999 Employee Incentive Stock Option Plan.

99.2	Latah Bancorporation, Inc. Non-Qualified Stock Option Plan.

Item 9.    Undertakings

A.    AmericanWest hereby undertakes:

1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii.    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

iii.    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs A.1.i. and A.1.ii. above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by AmericanWest pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this registration statement.

2.    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B.    AmericanWest hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of AmericanWest’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of AmericanWest pursuant to the foregoing provisions or otherwise, AmericanWest has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by AmericanWest of expenses incurred or paid by a director, officer or controlling person of AmericanWest in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registrered, AmericanWest will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, AmericanWest certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, as of the 1st day of November, 2002.

AMERICANWEST BANCORPORATION

By:	/s/ WESLEY E. COLLEY
Wesley E. Colley President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Wesley E. Colley and Wade A. Griffith, or either of them, with full power of substitution and full power to act as his or her true and lawful attorney-in-fact and agent in his or her name, place and stead, and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or the substitute for such attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated as of the 1st day of November, 2002.

Signature	Title

/s/ WESLEY E. COLLEY Wesley E. Colley	President and Chief Executive Officer, Director (Principal Executive Officer)

/s/ WADE A. GRIFFITH Wade A. Griffith	Vice President and Acting Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ JAMES R. ELLIOTT James R. Elliott	Director

/s/ ROBERT J. GARDNER Robert J. Gardner	Director

/s/ NORMAN V. MCKIBBEN Norman V. McKibben	Director

/s/ KEITH P. SATTLER Keith P. Sattler	Director

/s/ DONALD H. SWARTZ II Donald H. Swartz II	Director

/s/ P. MIKE TAYLOR P. Mike Taylor	Director

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Keller Rohrback L.L.P., regarding legality of the common stock being registered.

23.1	Consent of Moss Adams LLP.

23.2	Consent of Keller Rohrback L.L.P. (included in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).

99.1	Latah Bancorporation, Inc. 1999 Employee Incentive Stock Option Plan.

99.2	Latah Bancorporation, Inc. Non-Qualified Stock Option Plan.